Exhibit 11
               Statement Re: Computation of Per Share Earnings

Basic earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding for the period. ESOP shares released or committed to be released are considered outstanding while unallocated ESOP shares are not considered outstanding. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. The following table presents the basic and diluted earnings per share computation for the years ended December 31, 2000 and 1999.


                                                        Years ended December 31,
                                                        ------------------------
                                                          2000            1999
                                                          ----            ----

Net income applicable to common stock                   $238,466      $403,001
                                                        ======================

Weighted average number of common shares outstanding     531,294       543,299
Less:  weighted average unallocated ESOP shares          (32,183)     (34,910)
Add: weighted average vested stock awards not issued         919            -
                                                        ----------------------
Average number of common shares outstanding used
to calculate basic earings per share                     500,030       508,389
                                                        ----------------------
Effect of dilutive options                                 3,417             -
Effect of dilutive unvested stock awards                   2,143             -
Average number of common shares outstanding used        ----------------------
to calculate diluted earnings per share                  505,590       508,389
                                                        ======================